Exhibit 99.1

Arch Therapeutics Announces Favorable Preclinical Data from an
Independent Study of AC5 Surgical Hemostatic Device™ versus a Popular Fibrin Sealant

Data Shows Faster Time to Control Bleeding for AC5 versus Competitor

FRAMINGHAM, MA – April 14, 2015 -- Arch Therapeutics, Inc. (OTCQB: ARTH) ("Arch" or the "Company"), developer of the AC5 Surgical Hemostatic Device™ (AC5TM) for use in controlling bleeding and fluid loss in order to provide faster and safer surgical and interventional care, announced that an independent third party has obtained favorable data from a preclinical animal study that compared the hemostatic activity of AC5 with a popular and commercially available branded fibrin sealant that is indicated for use in controlling bleeding.

In this study, full thickness penetrating wounds were surgically created in rat livers, which are highly vascularized parenchymal organs, and then either AC5TM or the fibrin sealant was applied in order to stop the bleeding. The time to hemostasis (TTH), which is the time required to stop bleeding, was measured.

The average TTH after application of AC5 was significantly less than 30 seconds. The average TTH for the fibrin sealant was approximately 50% longer.

AC5 was maintained at room temperature without requiring cold storage, whereas the fibrin sealant was maintained frozen during storage, in accordance with its prescribing directions. This is a common constraint of many commercial hemostatic agents that are derived from blood-products. Such products also require a multi-step preparation procedure prior to use.

AC5 contains a self-assembling peptide comprising naturally occurring amino acids that are not sourced from humans or animals, whereas the fibrin sealant is made from pooled human plasma (blood product). Fibrin sealants and other products that are sourced from human or animal blood products can contain infectious agents, such as viruses and potentially the Creutzfeldt-Jakob disease (CJD) agent, which potentially can be transferred to a patient.

The study group intends to submit the data for publication, at which time additional details would be made publicly available. This animal trial was conducted as part of an ongoing series of studies comparing AC5 with currently marketed hemostatic products that are used in surgical procedures.

Terrence W. Norchi, MD, President and CEO of Arch Therapeutics, said, “AC5 has again shown promising results. Data from the preclinical studies conducted to date indicates that AC5 has favorable efficacy when compared to a number of other popular hemostatic agents. Furthermore, data to date continues to support that it is both easy to use and non-toxic. Compared to the products on the market that are sourced from humans or animals, AC5 is instead manufactured synthetically from amino acids that are not derived from humans or other animals, and therefore, would not be expected to carry that particular risk factor.”

The research was led by Rudolf Urbanics, MD, PhD, and Domokos Csukas, DVM at Semmelweis University Faculty of Medicine in Budapest, Hungary within the Department of Surgical Research and Techniques. The research was sponsored by Arch. Also part of the research team was Dr. Rutledge Ellis-Behnke, Director of the Nanomedicine Translational Think Tank in the Department of Ophthalmology at the Medical Faculty Mannheim of the University of Heidelberg in Germany. Dr. Ellis-Behnke is also affiliated with three U.S. academic institutions, and he is an advisor to and co-founder of Arch.

About Arch Therapeutics, Inc.

Arch Therapeutics, Inc. is a medical device company developing a novel approach to stop bleeding (hemostasis) and control leaking (sealant) during surgery and trauma care. Arch is developing products based on an innovative self-assembling peptide technology platform to make surgery and interventional care faster and safer for patients. Arch's flagship development stage product candidate, known as the AC5 Surgical Hemostatic Device ™, is being designed to achieve hemostasis in minimally invasive and open surgical procedures.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, references to novel technologies and methods, our business and product development plans and projections, or market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company, our ability to retain important members of our management team and attract other qualified personnel, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, our ability to develop and commercialize products based on our technology platform, and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov.

On Behalf of the Board,

Terrence W. Norchi, MD

Arch Therapeutics, Inc.

Contact:

ARTH Investor Relations

Toll Free: +1-855-340-ARTH (2784) (US and Canada)

Email: investors@archtherapeutics.com

Website: www.archtherapeutics.com

Or

Richard Davis

Chief Financial Officer

Arch Therapeutics, Inc.

Phone: 617-431-2308

Email: rdavis@archtherapeutics.com

Website: www.archtherapeutics.com